H-CYTE, INC.

AMENDED AND RESTATED VOTING AGREEMENT

as of November 15, 2019

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (this "Agreement") is entered into as of November 15, 2019 by and among (i) H-Cyte, Inc., a Nevada corporation (the "Company"), (ii) each holder of the Company's Series B Preferred Stock ("Series B Preferred Stock") listed on Schedule I (the "Series B Investors"), (iii) each holder of the Company's Series D Preferred Stock ("Series D Preferred Stock") listed on Schedule II (the "Series D Investors" and, together with the Series Series B Investors, and any subsequent investors, or transferees, who become parties hereto as "Investors" pursuant to Sections 6.1(a) or 6.2 below, the "Investors") and (vi) those certain stockholders of the Company listed on Schedule III (together with any subsequent stockholders, or any transferees, who become parties hereto as "Key Holders" pursuant to Sections 6.1(b) or 6.2 below, the "Key Holders," and together collectively with the Investors, the "Stockholders").

BACKGROUND

The Company's Amended and Restated Bylaws (the "Bylaws") provide for the nomination by the Company's stockholders of candidates for election to the board of directors of the Company (the "Board").

The Company, the Series B Investors and the Key Holders are parties to that certain Voting Agreement dated as of January 8, 2019 (the "Prior Agreement"), which was entered into in connection with the Asset Purchase Agreement dated October 15, 2018.

On or about the date hereof, the Series D Investors are acquiring shares of the Series D Preferred Stock pursuant to the terms and conditions of the Series D Preferred Stock Purchase Agreement, dated the same date as this Agreement, by and among the Company and the Series D Investors (the "Series D Purchase Agreement").

In connection with those investments, and as an inducement thereto, the parties desire to provide the Series D Investors with the right, among other rights, to nominate and designate the election of certain members of the Board in accordance with the terms of this Agreement.

This Agreement amends and restates the Prior Agreement in its entirety.

OPERATIVE TERMS

The parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at no more than three (3) directors. Notwithstanding the foregoing, the number of directors may be increased with the written consent of holders of at least a majority of the then outstanding shares of Series D Preferred Stock, including shares of Common Stock issued or issuable upon conversion of any Series D Preferred Stock (the "Series D Majority"). For purposes of this Agreement, the term "Shares" shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, Series D Preferred Stock, and Series B Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition.

(a)  Each Stockholder agrees to vote, or cause to be voted, all of the Shares entitled to vote owned by such Stockholder, or over which Stockholder has voting control, from time to time and at all times, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders that each of Michael Yurkowsky, Raymond Monteleone and William Horne shall be elected to the Board. Upon the resignation or removal of Michael Yurkowsky, Raymond Monteleone, or any successor of either, from the Board, William Horne shall have the right to designate the individual to replace Michael Yurkowsky, Raymond Monteleone, or either's successor, respectively, as a replacement director, and if the successor named by William Home has similar experience and qualifications and is reasonably acceptable to the Series D Majority, then each Stockholder agrees to vote, or cause to be voted, all of the Shares entitled to vote owned by such Stockholder, or over which Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders such successor shall be elected to the Board.

( )       Following receipt by the Company of written notice from a Series D Majority that they have affirmatively elected to exercise their rights under this Section 1.2 to designate directors to serve on the Board (an "Election Notice"), which such Election Notice shall be promptly forwarded by the Company to each Stockholder upon receipt thereof, each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to (i) increase the size of the Board to up to five (5) directors and (ii) ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, up to two (2) individual persons designated by the Series D Majority shall be elected to the Board.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein. For purposes of this Agreement, "Person" shall mean an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Persons entitled under Section 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b)  any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 shall be filled pursuant to the provisions of this Section 1.4; and

(c)   upon the request of any party entitled to designate a director as provided in Section 1.2 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement. For purposes of this Agreement, a Person shall be deemed an "Affiliate" of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person

1.6 Reimbursement of Expenses. The Company shall reimburse each director appointed to the Board for all reasonable out-of-pocket expenses actually incurred by such director directly in conjunction with the business and affairs of the Company.

2.  Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time. For purposes of this Agreement, "Preferred Stock" refers to any Series D Preferred Stock and Series B Preferred Stock.

3.  Vote to Amend and Restate Company Charter. Following receipt by the Company of written notice from a Series D Majority that they have affirmatively elected to have the Company's current amended and restated articles of incorporation, as in effect as of the date hereof, together with its existing certificates of designation of classes of Preferred Stock, amended and restated in their entirety into a second amended and restated articles of incorporation of the Company (such amended and restated document, the "Restated Charter"), each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to authorize, adopt and approve the Restated Charter.

4. Remedies.

4.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company's best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the President and Treasurer of the Company, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes to increase authorized shares pursuant to Section 2 hereof and hereby authorizes each of them to represent and to vote, if and only if the party (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party's Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement, the increase of authorized shares pursuant to and in accordance with the terms and provisions of Sections 1 and 2, respectively, of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.  Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of a Deemed Liquidation Event (as defined in the Series D Certificate of Designation) and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Series D Certificate of Designation, (b) termination of this Agreement in accordance with Section 6.8 below, or (c) upon the Company's Common Stock being listed on one of NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market or the New York Stock Exchange as a result of a public offering generating minimum net proceeds to the Company of at least $25,000,000 (after the payment of, or provision for the payment of, all costs and expenses associated with such listing transaction, including underwriting costs and expenses and legal fees). For purposes of this Agreement, "Series D Certificate of Designation" means that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock of H-Cyte, Inc., as adopted by the Company on or about the date hereof, as it may be further amended and/or restated, provided that upon such time following the date hereof that the Company adopts the Restated Charter, all references herein to Series D Certificate of Designation shall be deemed to refer to the Restated Charter, as it may be further amended and/or restated.

6.  Miscellaneous.

6.1 Additional Parties.

(a)  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series D Preferred Stock or Series B Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of such Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such Person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)  In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock of the Company to such Person (other than to a purchaser of Preferred Stock described in Section 5.1(a) above), following which such Person shall hold Shares constituting five percent (5%) or more of the Company's then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

6.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company's recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee's signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 6.12.

6.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of laws.

6.5 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by facsimile if sent during normal business hours of the recipient, and if not, then on the recipient's next business day, (c) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit (with full payment) with a nationally recognized overnight courier prior to such courier's deadline for next business day delivery, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Company at its address set forth below, to the Investors at their respective addresses set forth on Schedule I or Schedule II, and to the Key Holders at their respective addresses set forth on Schedule III.

If to the Company:	H-Cyte, Inc.

201 E. Kennedy Blvd, Suite 700

Tampa, Florida 33602

Attention: William E. Horne, CEO

Facsimile: (844) 633-6839

with a copy to (which shall not constitute notice):

Hallett & Perrin

1445 Ross Avenue, Suite 2400

Dallas, Texas 75202

Attention: Scot W. O'Brien, Esq.

Facsimile: (214) 922-4142

6.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated (other than pursuant to Section 4 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding a majority of the Shares then held by the Key Holders; and (c) the Series D Majority. Notwithstanding the foregoing;

(a)  this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion; and

(b)  any provision hereof may be waived by the waiving party on such party's own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 6.8 shall be binding on each party and all of such party's successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

6.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Entire Agreement. This Agreement (including the Exhibits and Schedules), the Series D Certificate of Designation, Bylaws and the other Transaction Documents (as defined in the Series D Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. The Agreement amends and restates the Prior Agreement in its entirety.

6.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof the holder of which is a party to this Agreement shall be endorsed by the Company with a legend reading substantially as follows:

"THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN."

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company's voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.12.

6.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

6.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.16 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Florida located in the County of Hillsborough and to the jurisdiction of the United States District Courts for such county for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in such courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.17 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

6.18 Aggregation of Stock. Stockholders may expressly agree that all Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and that rights under this Agreement with respect to such Shares shall be apportioned as among themselves in any manner they deem appropriate and are expressly set forth in such agreement, which shall be in such form as the Company may reasonably require.

[Signature Pages Follow]

H-CYTE, INC.

AMENDED AND RESTATED VOTING AGREEMENT

COMPANY'S SIGNATURE PAGE

The undersigned has executed this Amended and Restated Voting Agreement as of the date first written above.

H-CYTE, INC.,
a Nevada corporation

By:	/s/ William E. Horne
Name:	William E. Horne
Title:	Chief Executive Officer

H-CYTE, INC.

AMENDED AND RESTATED VOTING AGREEMENT

STOCKHOLDER SIGNATURE PAGE

The undersigned has executed this Amended and Restated Voting Agreement as of the date first written above.

F WHC HOLDINGS, LLC,
a Delaware limited liability company

By:	HOA Capital LLC,
a Delaware limited liability company,
its manager

By:	/s/ J. Rex Farrior, III
Name:	J. Rex Farrior, III
Title:	Manager

H-CYTE, INC.

AMENDED AND RESTATED VOTING AGREEMENT

STOCKHOLDER SIGNATURE PAGE

The undersigned has executed this Amended and Restated Voting Agreement as of the date first written above.

RMS SHAREHOLDER, LLC, a Delaware limited liability company

By:	/s/ James St. Louis
Name:	James St. Louis
Title:	CEO and Manager

H-CYTE, INC.

AMENDED AND RESTATED VOTING AGREEMENT

STOCKHOLDER SIGNATURE PAGE

The undersigned has executed this Amended and Restated Voting Agreement as of the date first written above.

SIGNATURE BLOCK FOR INDIVIDUALS:

NAME OF INVESTOR

SIGNATURE OF INVESTOR

SIGNATURE BLOCK FOR ENTITIES:

NAME OF INVESTOR

By:
Name:
Title:

SCHEDULE I

SERIES B INVESTORS

Name of Stockholder	Address
Davd J Gregarek or Rebecca L Gregarek	71 Spyglass Dr.
Littleton, CO 80123
GKG Investments, LLC	3333 W Bannock St. #875
Englewood, CO 80110
Gunslinger Capital Group, LLC	71 Spyglass Dr.
Littleton, CO 80123
Diamondrock LLC	715 N. Kilkea Dr.
Los Angeles, CA 90046
Matthew Hayden	240 Via Rancho
San Clemente, CA 92672
First Capital	5770 S Beech Ct.
Greenwood Village, CO 80121
NADG Investments, LLP	2851 John St, Suite 1,
Markham ON, 3R 5R7
Capital Invesments LLC	2 Deputy Minister Dr
Colts Neck, NJ 07722
Virginia Dadey	267 Atlantic Ave.
Palm Beach, FL 33480
Steve Gorlin	1234 Airport Rd, Suite 105
Destin, FL 32541

SCHEDULE II

SERIES D INVESTORS

Name of Stockholder	Address
FWHC Holdings, LLC	1306 W Kennedy Blvd
Tampa, FL 33606 Attn: Manager

SCHEDULE III

KEY HOLDERS

Name of Stockholder	Address
RMS Shareholder, LLC	201 E Kennedy Blvd, Ste 700
Tampa, FL 33602
WPE Kids Partners, L.P.	500 N. Akard Street, Ste 1500
Dallas, TX 75201
Attn: William P. Esping
Steven Harper	4311 West Robin Lane
Tampa, FL 33609
DB-BZ, LLC	15436 North Florida Avenue, Ste 200
Tampa, FL 33613
Attn: Ed DeBartolo
William Home	201 E. Kennedy Blvd, Suite 700
Tampa, Florida 33602
Blue Zone Med LLC	1511 N West Shore Blvd, Ste 750
Tampa, FL 33607
Attn: Christopher Sullivan

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement ("Adoption Agreement") is executed on______________________ , 20_, by the undersigned (the "Transferee") pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of November 2019 (the "Agreement"), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows.

1.1 Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the "Stock") [or options, warrants or other rights to purchase such Stock (the "Options")], for one of the following reasons (Check the correct box):

☐ as a transferee of Shares from a party in such party's capacity as an "Investor" bound by the Agreement, and after such transfer, Transferee shall be considered an "Investor" and a "Stockholder" for all purposes of the Agreement.

☐ as a transferee of Shares from a party in such party's capacity as a "Key Holder" bound by the Agreement, and after such transfer, Transferee shall be considered a "Key Holder" and a "Stockholder" for all purposes of the Agreement.

☐ as a new Investor in accordance with Section 5.1(a) of the Agreement, in which case Transferee will be an "Investor" and a "Stockholder" for all purposes of the Agreement.

☐ in accordance with Section 5.1(b) of the Agreement, as a new party who is not a new Investor, in which case Transferee will be a "Stockholder" for all purposes of the Agreement.

1.2 Agreement. Transferee hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Transferee were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed below Transferee's signature.

TRANSFEREE:	ACCEPTED AND AGREED:

By:	H-CYTE, INC.
Name and Title of Signatory

Address:	By:

Title: